EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8  (No. 333-91325, 333-37706, 333-71226 and 333-52778) of Vitria Technology, Inc. of our report dated January 21, 2000 except for the stock split and secondary offering disclosed in Note 8 as to which the date is March 22, 2000, relating to the financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 26, 2002